UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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OMNICELL, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OMNICELL, INC.

1201 Charleston Road

Mountain View, California 94043

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On April 24, 2007

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Omnicell, Inc., a Delaware corporation (the “Company”). The meeting will be held on Tuesday, April 24, 2007 at 9:00 a.m. local time at The Fairmont Sonoma Mission Inn & Spa, 100 Boyes Boulevard, Sonoma, California 95476, for the following purposes:

1.                 To elect three (3) Class III directors to hold office until the 2010 Annual Meeting of Stockholders, and to redesignate one (1) Class I director to Class II and elect her to hold office for the remaining Class II term until the 2009 Annual Meeting of Stockholders.

2.                 To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2007.

3.                 To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting was March 9, 2007. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors
/s/ Dan S. Johnston
Dan S. Johnston
Corporate Secretary
Mountain View, California
March 30, 2007

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Omnicell, Inc.
1201 Charleston Road
Mountain View, California 94043

PROXY STATEMENT
FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS

April 24, 2007

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

Omnicell, Inc. has sent you this proxy statement and the enclosed proxy card because the Board of Directors of Omnicell, Inc. (sometimes referred to as the “Company” or “Omnicell”) is soliciting your proxy to vote at the 2007 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

The Company intends to mail this proxy statement and accompanying proxy card on or about March 30, 2007 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on March 9, 2007 will be entitled to vote at the annual meeting. On this record date, there were 28,998,233 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on March 9, 2007 your shares were registered directly in your name with Omnicell’s transfer agent, Computershare Trust Company, N.A. (formerly Equiserve Trust Company, N.A.), then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 9, 2007 your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two (2) matters scheduled for a vote:

•       Election of three (3) Class III directors to hold office until the 2010 Annual Meeting of Stockholders and the redesignation of one Class I director to Class II and her election to hold office for the remaining Class II term until the 2009 Annual Meeting of Stockholders; and

•       Ratification of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2007.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•       To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•       To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•       To vote over the telephone, dial toll-free 1-800-652-VOTE (1-800-652-8683) using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 12:00 a.m. (midnight) Pacific Time, on April 24, 2007 to be counted.

•       To vote on the Internet, go to http://www.investorvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 12:00 a.m. (midnight) Pacific Time, on April 24, 2007 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Omnicell. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of March 9, 2007.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all three (3) Class III nominees for director, “For” the redesignation of Ms. Foley from a Class I director to a Class II director, and “For” the ratification of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2007. If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•       You may submit another properly completed proxy card with a later date.

•       You may send a timely written notice that you are revoking your proxy to Omnicell’s Corporate Secretary at 1201 Charleston Road, Mountain View, California 94043.

•       You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by November 27, 2007, to Omnicell’s Corporate Secretary at 1201 Charleston Road, Mountain View, California 94043. However, if Omnicell’s 2008 Annual Meeting of Stockholders is not held between March 25, 2008 and May 24, 2008, then the deadline will be a reasonable time prior to the time we begin to print and mail our proxy materials. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so no earlier than close of business on December 26, 2007 and no later than close of business on January 25, 2008. We also advise you to review Omnicell’s Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. If you do not comply with these requirements, you will not be able to make a stockholder proposal or nomination at next year’s annual meeting.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a nominee, such as a broker or bank, holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner. In the event that a broker, bank, custodian, nominee or other record holder of Omnicell common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.

How many votes are needed to approve each proposal?

•       For the election of directors, the four (4) nominees receiving the most “For” votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “For” or “Withheld” will affect the outcome.

•       For the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2007, Proposal No. 2 must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or represented by proxy. On the record date, there were 28,998,233 shares outstanding and entitled to vote. Thus, the holders of 14,499,117 shares must be present in person or represented by proxy at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of 2007.

PROPOSAL 1

ELECTION OF DIRECTORS

Omnicell’s Board of Directors is divided into three classes, each with a three-year term. Assuming the redesignation of Mary Foley from Class I to Class II, and her election to hold office for the remaining Class II term until the 2009 Annual Meeting of Stockholders, as is proposed below, each class will consist of one-third of the total number of directors.

The Board of Directors presently has ten members, however, on March 27, 2007, the Board approved the reduction of the authorized number of directors to nine members upon the expiration of Kevin L. Roberg’s term on the date of the 2007 Annual Meeting of Stockholders. Mr. Roberg has chosen not continue as a director of Omnicell and shall therefore not be considered for re-election. The other three directors currently in the class whose term of office expires in 2007 have each been nominated for re-election at the 2007 Annual Meeting: Donald C. Wegmiller was previously elected by the stockholders; James Judson was appointed to the Board on April 1, 2006, replacing John D. Stobo, Jr.; and Gary S. Petersmeyer was appointed to the Board on January 3, 2007, replacing Brock D. Nelson. If elected at the annual meeting, each of these nominees would serve until the 2010 Annual Meeting of Stockholders and until his or her successor is elected and has qualified, or, if sooner, until the director’s death, resignation or removal.

Currently, Class I, with a term expiring in 2008, consists of four directors; Class II, with a term expiring in 2009, consists of two directors due to the recent resignation of Mr. Nelson; and Class III, with a term expiring in 2007, consists of four directors, but will consist of three directors with the expiration of Mr. Roberg’s term at the 2007 Annual Meeting of Stockholders. The Board is recommending the classes be balanced with three directors in each class by transferring Ms. Foley, whose Class I term would otherwise expire in 2008, into Class II, with a term expiring in 2009. If this redesignation is approved at the annual meeting, Ms. Foley will be elected to hold office for the remainder of the Class II term and will serve until the 2009 Annual Meeting of Stockholders and until her successor is elected and has qualified, or, if sooner, until the her death, resignation or removal.

Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified. It is the Company’s policy to encourage directors and nominees for director to attend the Company’s Annual Meeting of Stockholders. All of the directors attended the Company’s 2006 Annual Meeting of Stockholders.

The following is a brief biography of each nominee and each director whose term will continue after the annual meeting.

CLASS III NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2010 ANNUAL MEETING

Donald C. Wegmiller

Donald C. Wegmiller, age 68, has served as a Director of Omnicell since May 2004 and as Lead Director since August 2005. Since February 2006, Mr. Wegmiller has served as a Senior Consultant and advisor for Clark Consulting - Healthcare Group, a national executive and physician compensation and benefits consulting firm. From February 2002 to February 2006, Mr. Wegmiller was the Chairman of Clark Consulting. From 1993 to February 2002, Mr. Wegmiller was the President and Chief Executive Officer of the predecessor firm, Healthcare Compensation Strategies. Mr. Wegmiller received both a B.A. in business economics and psychology and an M.H.A. from the University of Minnesota. Mr. Wegmiller serves as a director of ADESA, Inc., Possis Medical, Inc. and several privately held companies.

James T. Judson

James T. Judson, age 52, has served as a Director of Omnicell since April 2006. Mr. Judson joined Omnicell in February 2005 as Vice President of Finance, and was later appointed Executive Vice President of Finance and Interim Chief Financial Officer in April 2005, serving in that position until March 2006. Mr. Judson has over 20 years of financial management experience, most of it with Sun Microsystems, Inc., a computer software and platform company. Mr. Judson served as Vice President of Finance and Planning for the worldwide operations group of Sun Microsystems from 1998 until his retirement from the company in January 2002. Mr. Judson received a B.S. in industrial management from Purdue University and an M.B.A. from Indiana University.

Gary S. Petersmeyer

Gary S. Petersmeyer, age 60, has served as a Director of Omnicell since January 2007. Since December 2004, Mr. Petersmeyer has served as the Chairman and Chief Executive Officer of Aesthetic Sciences Corporation, a research-based medical device company focusing on elective surgery applications. From November 2001 to November 2004, Mr. Petersmeyer provided consulting and executive coaching services to senior executives in high growth and research-based organizations. From 2000 to 2001, Mr. Petersmeyer was President and a Director of Pherin Pharmaceuticals, Inc., a pharmaceutical development and discovery company. From 1995 to 2000, he was President, Chief Executive Officer and a Director of Collagen Corporation, a medical technology company focused on worldwide collagen research. Mr. Petersmeyer received a B.A. in political science from Stanford University, an M.A. in teaching from the Harvard Graduate School of Education and an M.B.A. from Harvard University.

NOMINEE FOR REDESIGNATION FROM A CLASS I DIRECTOR TO CLASS II TO HOLD OFFICE UNTIL THE 2009 ANNUAL MEETING

Mary E. Foley

Mary E. Foley, age 55, has served as a Director of Omnicell since May 2005. Since April 2004, Ms. Foley has served as the Associate Director of the Center for Research and Nursing Innovation at the University of California, San Francisco (UCSF), where she is also a Ph.D. student in nursing policy. From September 2002 to September 2004, Ms. Foley was a Regents Lecturer at UCSF and Visiting Assistant Professor in the Masters entry program. Ms. Foley has also served as the Vice President of the American Nurses Association since 2004. From 1981 to 2000, Ms. Foley was a staff nurse and chief nurse executive at Saint Francis Memorial Hospital in San Francisco, a member of Catholic Healthcare West and from 1994 to 1999 was a part-time clinical faculty member at San Francisco State University School of Nursing, and was the faculty adviser for the student nurses association. Ms. Foley received a nursing diploma from New England Deaconess Hospital School of Nursing, a B.S.N. from Boston University School of Nursing and an M.S. in nursing administration and occupational health from UCSF.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.

CLASS I DIRECTORS CONTINUING IN OFFICE UNTIL THE 2008 ANNUAL MEETING

Randy D. Lindholm

Randy D. Lindholm, age 51, has served as a Director of Omnicell since May 2003. Since April 2002, Mr. Lindholm has served as a consultant to medical device companies. From June 1999 to April 2002, Mr. Lindholm was the Chairman, President and Chief Executive Officer of VidaMed, Inc., a medical device company, and from August 1998 to June 1999, served as its Executive Vice President, Sales and Marketing. From 1993 to 1998, Mr. Lindholm held senior field operations positions at Nellcor Puritan Bennett, a provider of solutions to diagnose, monitor and treat the respiratory-impaired patient.

Mr. Lindholm received a B.S. in electrical engineering from Michigan Tech University. Mr. Lindholm is also a director of several privately held companies.

Sara J. White

Sara J. White, age 61, has served as a Director of Omnicell since April 2003. Since April 2004, Ms. White has served as a pharmacy leadership consultant. From 1992 to March 2004, Ms. White was a clinical professor at the School of Pharmacy at the University of California, San Francisco and from 1995 to March 2004, was an adjunct professor at the University of the Pacific, School of Pharmacy. From 1998 to March 2003, she served as the Director of Pharmacy for Stanford Hospital and Clinics. Ms. White received a B.S. in pharmacy from Oregon State University and an M.S. in hospital pharmacy management from Ohio State University.

William H. Younger, Jr.

William H. Younger, Jr., age 57, has served as a Director of Omnicell since September 1992. Mr. Younger is a managing director of Sutter Hill Ventures, a venture capital firm, where he has been employed since 1981. Mr. Younger received a B.S. in electrical engineering from the University of Michigan and an M.B.A. from Stanford University. Mr. Younger is also a director of Cardica, Inc. and several privately held companies.

CLASS II DIRECTORS CONTINUING IN OFFICE UNTIL THE 2009 ANNUAL MEETING

Randall A. Lipps

Randall A. Lipps, age 49, has served as Chairman of the Board and a Director of Omnicell since founding Omnicell in September 1992 and as its President and Chief Executive Officer since October 2002. From 1989 to 1992, Mr. Lipps served as the Senior Vice President of ST. Holdings, Inc., a travel and marketing company. From 1987 to 1989, he served as Assistant Vice President of Sales and Operations for a subsidiary of AMR, the parent company of American Airlines, Inc. Mr. Lipps received both a B.S. in economics and a B.B.A. from Southern Methodist University.

Joseph E. Whitters

Joseph E. Whitters, age 48, has served as a Director of Omnicell since May 2003. Since October 2005, Mr. Whitters has been a Senior Advisor to Frazier Health Care Ventures, a venture capital firm. From 1986 to January 2005, Mr. Whitters was employed in various capacities with First Health Group Corp., a national health benefits company, most recently as Executive Vice President. Mr. Whitters is a certified public accountant and received a bachelor’s degree in accounting from Luther College. Mr. Whitters is also Chairman of the Board of Mentor Corporation and a director of Luminent Mortgage Capital, Inc.

INFORMATION rEGARDING THE bOARD OF dIRECTORS AND cORPORATE gOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that all of the Company’s directors are independent directors within the meaning of the applicable Nasdaq listing standards, except for Mr. Lipps, the President and Chief Executive Officer of the Company, and Mr. Judson, the former Chief Financial Officer of the Company. In making this determination, the Board found that none of the eight independent directors or nominees for director had a material or other disqualifying relationship with the Company. Mr. Lipps, the Company’s President and Chief Executive Officer, is not an independent director by virtue of his employment with the Company. Mr. Judson is not an independent director by virtue of his serving as the Company’s Chief Financial Officer from April 2005 to March 2006.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met six times during the last fiscal year. Each Board member attended 75% or more of the aggregate number of the meetings of the Board and of the committees on which he or she served, as held during the period for which he or she were a director or committee member, respectively.

Persons interested in communicating with the independent directors with their concerns or issues may address correspondence to a particular director, or to the independent directors generally, in care of Lead Director, Omnicell, Inc. at 1201 Charleston Road, Mountain View, California 94043. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chair of the Audit, Compensation, or Corporate Governance Committee.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has three committees: an Audit Committee, a Compensation Committee and a Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2006 for each of the Board committees:

Name	Audit		Compensation		Corporate Governance
Mary E. Foley					X
Randy D. Lindholm			X
Brock D. Nelson			X
Kevin L. Roberg	X				X
John D. Stobo, Jr.(1)	X
Donald C. Wegmiller	X
Sara J. White(2)					X	*
Joseph E. Whitters	X	*
William H. Younger, Jr.			X	*
Total meetings in fiscal year 2006	5		10		4

*                    Committee Chairperson

(1)   Mr. Stobo left the Board and the Audit Committee in January 2006, replaced in 2006 by Mr. Wegmiller.

(2)          Ms. White replaced Mr. Roberg as the Chair of the Corporate Governance Committee in July 2006.

Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

AUDIT COMMITTEE

The Audit Committee of the Board of Directors is currently composed of three directors: Messrs. Whitters (Chair), Roberg and Wegmiller. Following the 2007 Annual Meeting of Stockholders, Mr. Roberg will no longer serve on the Audit Committee and will be replaced by Ms. White. The Audit Committee met five times during the fiscal year. The Audit Committee was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law; reviews and approves or rejects transactions between the company and any related persons; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review the company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Audit Committee has adopted a written Audit Committee Charter that was attached as Appendix A to the proxy materials filed with the Securities and Exchange Commission (“SEC”) on March 28, 2006 in connection with the 2006 Annual Meeting of Stockholders, and can be found in the “Corporate Governance” section on Omnicell’s corporate website at www.omnicell.com, under “Investor Relations.”

The Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Board of Directors has also determined that Mr. Whitters qualifies as an “audit committee financial expert,” as defined in applicable SEC rules.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2006 with management of the Company. The Audit Committee has discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1, (Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report in Form 10-K for the fiscal year ended December 31, 2006.

AUDIT COMMITTEE
Joseph E. Whitters, Chair
Kevin L. Roberg
Donald C. Wegmiller

(1)          The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

COMPENSATION COMMITTEE

The Compensation Committee currently is composed of three directors: Messrs. Younger (chair), Lindholm and Petersmeyer. Mr. Nelson was a member of the Compensation Committee until he resigned as a director in January 2007, when he was replaced by Mr. Petersmeyer. All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Compensation Committee met ten times during the fiscal year ended December 31, 2006. The Compensation Committee charter can be found in the “Corporate Governance” section on Omnicell’s corporate website at www.omnicell.com, under “Investor Relations.”

The Compensation Committee of the Board of Directors acts on behalf of the Board to review, adopt and oversee the Company’s compensation strategy, policies, plans and programs, including:

•       reviewing and approving corporate performance goals and objectives relevant to the compensation of the Company’s executive officers and other senior management;

•       reviewing and approving the compensation and other terms of employment of the Company’s Chief Executive Officer and other executive officers; and

•       overseeing administration of the Company’s stock option and purchase plans, profit sharing plans, stock bonus plans, deferred compensation plans and other similar programs, including approving and granting options and restricted stock from such plans to the Company’s executive officers, employees and consultants.

Commencing this year, the Compensation Committee also began to review and discuss with management the Company’s Compensation Discussion and Analysis, included in this proxy statement.

COMPENSATION COMMITTEE PROCESSES AND PROCEDURES

The Compensation Committee meets at least quarterly, and with greater frequency if necessary. The agenda for each meeting is usually outlined by Chair of the Compensation Committee and then more fully developed by the Company’s Chief Executive Officer, Chief Financial Officer, head of Human Resources and General Counsel. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation or his individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

During the past fiscal year, the Compensation Committee engaged Pearl Meyer & Partners (“Pearl Meyer”) as executive compensation consultants. Pearl Meyer was recommended to the Compensation Committee by the Company’s human resources department. The Compensation Committee requested that Pearl Meyer assist in refining the Company’s compensation strategy and in developing and implementing an executive compensation program to execute that strategy. As part of its engagement, Pearl Meyer was requested by the Compensation Committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. At the request of the

Compensation Committee, Pearl Meyer also conducted individual interviews with members of the Compensation Committee and senior management to learn more about the Company’s business operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which the Company competes. Pearl Meyer ultimately developed recommendations that were presented to the Compensation Committee for its consideration. Following an active dialogue with Pearl Meyer and suggesting modifications, the Compensation Committee approved the modified recommendations of Pearl Meyer.

The accepted recommendations of Pearl Meyer and the specific determinations of the Compensation Committee with respect to executive compensation for fiscal 2006 are discussed in the Compensation Discussion and Analysis section of this proxy statement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2006 the Compensation Committee consisted of Messrs. Younger (chair), Lindholm and Nelson. In January 2007, upon Mr. Nelson’s resignation from the Board of Directors, Mr. Petersmeyer replaced him on the Compensation Committee. None of these individuals are or have been an officer of Omnicell. None of the Company’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

COMPENSATION COMMITTEE REPORT(2)

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE
William H. Younger, Jr., Chair
Randy D. Lindholm
Brock D. Nelson

(2)          The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

CORPORATE GOVERNANCE COMMITTEE

The Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors and recommending appropriate nominee slates for the Board to recommend for election to the Board of Directors, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board and developing a set of corporate governance principles for the Board and the Company. The Corporate Governance Committee currently consists of three directors: Ms. White (Chair), Ms. Foley and Mr. Roberg. Following the Annual Meeting of Stockholders, Mr. Roberg will no longer serve on the Corporate Governance Committee and will be replaced by Mr. Wegmiller. All members of the Corporate Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Corporate Governance Committee met four times during the fiscal year. Our Corporate Governance Committee charter can be found in the “Corporate Governance” section on the Company’s corporate website at www.omnicell.com, under “Investor Relations.”

The Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board of Directors, the operating requirements of the Company and the long-term interests of stockholders.

In conducting this assessment, the Committee considers diversity, age, skills, industry and professional background and such other factors as it deems appropriate given the current needs of the Board of Directors and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Corporate Governance Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. In 2006, the Corporate Governance Committee hired a third-party executive search firm to assist in the process of identifying and evaluating director candidates. Mr. Petersmeyer was identified and presented to the Corporate Governance Committee as a candidate as a result of such search.

At this time, the Corporate Governance Committee does not consider director candidates recommended by stockholders. The Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Company’s Board of Directors has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Lead Director of Omnicell, Inc. at 1201 Charleston Road, Mountain View, California 94043. These communications will be reviewed by the Lead Director, who will determine whether they should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications). The screening procedures have been approved by a majority of the independent Directors of the Board. All communications directed to the Audit Committee in accordance with the Company’s “Open Door Policy for Reporting Complaints Regarding Accounting and Auditing Matters” (the “Omnicell Open Door Policy”) that relate to questionable accounting or auditing matters involving the Company will be promptly and directly forwarded to the Audit Committee. The Omnicell Open Door Policy is available on the Company’s website www.omnicell.com under “Investor Relations.”

CODE OF ETHICS

Omnicell has adopted the Omnicell Code of Conduct, a code of ethics that applies to all officers, directors and employees of the Company. The Omnicell Code of Conduct is available in the “Corporate Governance” section on the Company’s corporate web site at www.omnicell.com under “Investor Relations.” If the Company makes any substantive amendments to its Code of Conduct or grants any waiver from a provision of the Code to any executive officer or director, it will promptly disclose the nature of the amendment or waiver on its website.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the annual meeting. Ernst & Young has audited the Company’s financial statements since 1997. Representatives of Ernst & Young are expected to be present at the Company’s Annual Meeting of Stockholders. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Ernst & Young to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting of Stockholders will be required to ratify the selection of Ernst & Young. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2006 and December 31, 2005 by Ernst & Young, the Company’s principal accountant.

	Fiscal Year Ended (in thousands)
	2006	2005
Audit Fees	$1,650	$1,218
Tax Fees	—	6
Total Fees	$1,650	$1,224

Audit Fees.   Consists of fees billed for professional services rendered for the audit of the Company’s financial statements and review of the interim financial statements included in quarterly reports, professional services associated with SEC registration statements and other documents filed with the SEC, consultations with the Company’s management as to the accounting treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB or other standard-setting bodies, and other services that are normally provided by Ernst & Young in connection with statutory and regulatory filings or engagements.

Tax Fees.   Consists of fees billed for professional services for tax compliance, tax advice and tax planning outside of the tax compliance reviews included in the annual audit. During the fiscal year ended December 31, 2005, these services included general tax advice and planning.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Ernst & Young. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 9, 2007 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than 5% of its common stock.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
Janus Venture Fund 151 Detroit Street Denver, Colorado 80206	2,249,834	7.76%
Veredus Asset Management LLC(2) 6060 Dutchmans Lane, Suite 320 Louisville, Kentucky 40205	1,839,725	6.34%
Mary E. Foley(3)(8)	24,594	*
James T. Judson(8)	165,000	*
Randy D. Lindholm(3)(8)	22,122	*
Randall A. Lipps(4)(8)	1,367,688	4.61%
Brock D. Nelson(3)(8)	2,122	*
Gary S. Petersmeyer(8)	2,777	*
Kevin L. Roberg(3)(5)(8)	8,310	*
Donald C. Wegmiller(3)(8)	74,343	*
Sara J. White(3)(8)	36,122	*
Joseph E. Whitters(3)(8)	117,122	*
William H. Younger, Jr.(6)(8)	760,789	2.62%
Robin G. Seim(8)	59,374	*
J. Christopher Drew(7)(8)	304,835	1.04%
Renee M. Luhr(8)	31,806	*
Dan S. Johnston(8)	121,247	*
Gary E. Wright(8)	0	*
All executive officers and directors as a group (18 persons)	3,204,958	10.49%

*                    Less than one percent.

(1)          This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the “SEC”). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 28,998,233 shares outstanding on March 9, 2007, adjusted as required by rules promulgated by the SEC. Unless otherwise indicated, the address of each of the individuals and entities listed below is c/o Omnicell, Inc., 1201 Charleston Road, Mountain View, California 94043.

(2)          Includes 1,688,575 shares over which Veredus Asset Management LLC has sole voting power and 151,150 shares over which Veredus Asset Management LLC has shared voting power with certain of its clients.

(3)          Includes 2,122 shares of restricted stock awarded to the then current non-employee directors of the Company on October 25, 2006.

(4)          Includes 190,113 shares held directly by Mr. Lipps; 438,749 shares held in trust jointly with Mr. Lipps’ spouse; 80,393 shares held in trusts for the benefit of Mr. Lipps’ children; and 5,728 shares held directly by Mr. Lipps’ son.

(5)          Includes 1,500 shares held by Mr. Roberg’s spouse.

(6)          Includes 96,726 shares held by Sutter Hill Ventures, A California Limited Partnership (“Sutter Hill”), 16,326 shares held by Sutter Hill Entrepreneurs Fund (AI), L.P. (“Sutter Hill AI”), 41,344 shares held by Sutter Hill Entrepreneurs Fund (QP), L.P. (“Sutter Hill QP”), 122,948 shares held directly by Mr. Younger (which includes 2,122 shares of restricted stock awarded to Mr. Younger on October 25, 2006), 255,034 shares held in trust for the benefit of Mr. Younger’s family and 203,411 shares held by a retirement trust for the benefit of Mr. Younger. Mr. Younger, a director of the Company, is a Managing Director of the General Partner of Sutter Hill, and as such, may be deemed to share voting and investment power over all of such shares and therefore may be deemed a beneficial owner of such shares. Mr. Younger disclaims beneficial ownership of shares held by Sutter Hill, Sutter Hill AI or Sutter Hill QP except to the extent of his direct pecuniary interest therein. Mr. Younger also disclaims beneficial ownership of the trusts’ shares except as to Mr. Younger’s pecuniary interest in the trusts.

(7)          Includes 8,629 shares held in trust for the benefit of Mr. Drew’s family.

(8)          Includes shares which certain executive officers and directors of the Company have the right to acquire within 60 days after March 9, 2007 pursuant to outstanding options as follows: Mary E. Foley, 22,472 shares; James T. Judson, 165,000 shares; Randy D. Lindholm, 20,000 shares; Randall A. Lipps, 652,705 shares; Gary S. Petersmeyer, 2,777 shares; Kevin L. Roberg, 4,688 shares; Donald C. Wegmiller, 72,221 shares; Sara J. White, 32,000 shares; Joseph E. Whitters, 40,000 shares; William H. Younger, Jr., 25,000 shares; Robin G. Seim, 59,374 shares; J. Christopher Drew, 296,206 shares; Renee M. Luhr, 31,806 shares; Dan S. Johnston, 121,247 shares; and all executive officers and directors as a group, 1,545,496 shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”) requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

The Company submits all applicable Section 16(a) filing requirements on behalf of its officers and directors (except for Mr. Younger). To the Company’s knowledge, based on the reports filed by the Company, copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 2006, all Section 16(a) filing requirements applicable to its officers and directors were complied with, except as follows:

•       one report, covering  one transaction for each of Ms. Foley, Mr. Lindholm Mr. Nelson, Mr. Roberg, Mr. Wegmiller, Ms. White, Mr. Whitters and Mr. Younger, was filed late with respect to each of such director’s annual stock option grant, due to an internal administrative failure to trigger 16(a) filings for the automatic annual grants to such directors;

•       one report, covering one transaction, for Mr. Rodli was filed late with respect to a stock option grant on May 16, 2006;

•       one report, covering one transaction, for Ms. Luhr was filed late with respect to the sale of 828 shares due to a broker reporting error; and

•       one report, covering one transaction, for Mr. Lipps was filed late with respect to the exercise of an option to purchase 3,500 shares due to holiday vacation schedules.

Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

OVERVIEW

Our executive compensation program is designed to provide our executive officers incentives and rewards, while effectively balancing the short-term and long-term interests of our stockholders with our ability to attract and retain talented executives. The Compensation Committee of our Board of Directors has the primary responsibility for establishing our executive compensation philosophy and the specific components of each executive’s compensation package. Our executive compensation program is based on four guiding principles or goals, as set forth by the Compensation Committee. We have created a compensation program that combines short- and long-term components, cash and equity and fixed and contingent payments, in the proportions we believe are the most beneficial to achieving these four underlying principles:

•       Enhance stockholder value by aligning the financial interests of our executive officers with those of our stockholders;

•       Enable Omnicell to attract, motivate and retain the people needed to define, create and retain industry-leading products and services;

•       Integrate compensation closely to the achievement of our business and performance objectives; and

•       Reward individual performance that contributes to our short and long-term success.

An integral element of our compensation philosophy is to provide executives with compensation packages that are competitive with compensation packages for executives in medical supply and technology companies of similar size and stage of development. To this end, the Compensation Committee engaged Pearl Meyer in July 2006 to review our executive compensation policies and procedures with a primary focus on providing a benchmarking study to the Committee evaluating overall compensation and the specific elements thereof. Our executive compensation program consists of three major components: base salary, a performance-based cash bonus and longer term equity compensation. Based on the Committee’s work with the compensation consultant, our approach in 2007 will be to target executive base salary and longer term equity compensation at or near the median of the relevant peer group. When both Company and individual performance exceed expectations, the performance-based cash bonus allows executives to exceed the median of such peer group. However, commensurate with our philosophy of establishing a strong link between compensation and corporate performance, 50% of each executive’s bonus is based on Omnicell reaching established threshold financial targets. If those Company performance targets are not met in any quarter, the quarterly executive bonuses are not paid, regardless of whether the executives meets his or her individual performance targets.

The Compensation Committee has not established any formal policy for allocating compensation between long-term and short-term incentive compensation, or between cash and non-cash compensation. We believe this allows Omnicell to respond effectively to industry movements with respect to executive compensation, fostering our ability to attract and compete for talented executives, as well as, provide incentive for our executives to make a long-term commitment to Omnicell. In 2006, the fixed portion of our compensation package comprised, on average, 36% of our total executive compensation, and the remaining 64% was related to performance-based targets. Our 2006 compensation package, on average, was comprised of approximately 47% in long-term incentive compensation and 53% in short-term incentive compensation.

ROLE OF THE COMPENSATION COMMITTEE

Our Board of Directors has delegated to the Compensation Committee the responsibility for developing a compensation philosophy, establishing an executive compensation program and overseeing equity awards under Omnicell’s equity incentive plans. One of the Committee’s functions is to approve the individual compensation packages for each of our executive officers on an annual basis. Although the Compensation Committee maintains authority to approve final compensation packages for executive officers, the Committee considers the input and evaluations of Omnicell’s Chief Executive Officer, Randall A. Lipps, as it relates to executive officers other than Mr. Lipps. On an annual basis Mr. Lipps develops cash and equity compensation proposals for each executive, taking into consideration the results of such executive’s annual review. The Committee then reviews, discusses and approves the final executive compensation packages. During the Board of Directors’ meeting held in the first quarter of each year, Mr. Lipps presents his annual performance results, as reviewed by a selected group of executives and directors, from the prior fiscal year. The Compensation Committee, in private session, then discusses and approves Mr. Lipps’ annual compensation, in light of the annual performance review and comparable levels identified in the peer group study. Mr. Lipps does not participate in the determination or discussion of his own compensation or the compensation of non-employee directors.

The Compensation Committee has taken steps to ensure that our compensation practices are consistent with our compensation philosophy and its underlying goals. Specifically, the Compensation Committee has utilized its authority to engage the services of Pearl Meyer (our outside compensation consultant), implemented service-based vesting criteria on long-term equity incentive compensation and discussed with management each executive’s individual performance.

BENCHMARKING

The Compensation Committee recognizes the importance of maintaining compensation levels competitive with other leading technology companies with which we compete for personnel. To this end, the Compensation Committee engaged the services of Pearl Meyer to serve as an independent advisor to the Compensation Committee to assist the Company in developing its executive compensation strategy, including to assist in identifying companies for competitive analysis and benchmarking. Prior to 2006, Omnicell’s human resources department had contracted with Pearl Meyer to serve as a compensation consultant; however, in July 2006 the Compensation Committee assumed full authority and oversight over the use of all third-party compensation advisors.

Most of Omnicell’s direct competitors are significantly larger than Omnicell, and as a result, it is challenging to find appropriately-sized direct competitors for comparison. Therefore, at the request of the Compensation Committee, Pearl Meyer developed a group of 17 comparable companies based on revenue, market capitalization and, to the extent possible, industry similarity. The peer group focuses on three industry subcategories that are representative of portions of Omnicell’s business: the healthcare management software industry, the medical equipment and supplies industry, and the supply chain management and logistics software and manufacturing industry. Specifically, the companies identified were: Allscripts Healthcare Solutions, Inc., Computer Programs and Systems, Inc., Eclipsys Corporation, Emageon Inc., Merge Technologies Incorporated, Per-se Technologies, Inc., Align Technology, Inc., ArthroCare Corporation, Cardiac Science Corporation, I-Flow Corporation, Nektar Therapeutics, Agile Software Corporation, Aspen Technology, Inc., Click Commerce, Inc., i2 Technologies, Inc., Informatica Corporation and Moldflow Corporation.

As part of its engagement, Pearl Meyer provided the Compensation Committee with a report summarizing a comparison of Omnicell’s compensation with the listed peers companies, including an analysis of the specific elements of base salary, performance-based bonuses and long-term incentive compensation. Pearl Meyer also provided the Compensation Committee with an overall analysis of Omnicell’s use of equity as compensation compared to equity use by the comparable companies.

The Compensation Committee believes that benchmarking Omnicell’s total executive compensation packages, as well as the specific elements of each executive’s compensation, provides a meaningful analysis tool to assist it in setting compensation levels. However, the Compensation Committee also realizes that utilizing benchmarks as a stand-alone tool may not always appropriately reflect the unique aspects of our business and objectives. As such, the Compensation Committee uses, in conjunction with the comparative analysis, input from the Committee members and, with respect to the other executive officers, the Chief Executive Officer, as well as Omnicell’s human resources department in setting the specific compensation for each executive.

ELEMENTS OF EXECUTIVE COMPENSATION

Our executive compensation program consists of three principal components: a base salary, a performance-based cash bonus and long-term incentive compensation. We provide our executive officers with certain severance and change-in-control benefits. In addition, executives officers are offered the ability to participate in our 401(k) plan and other employee benefit plans (with all other eligible employees).

Base Salary.   Base salaries for our executives are intended to provide compensation for fulfilling their core job responsibilities and duties. In addition, salary provides each executive with a level of predictability and security with respect to their level of compensation. In establishing the base salaries for our executive officers, the Compensation Committee considers numerous factors including:

•       the executive’s level of responsibility;

•       competitive pay practices from peer group data;

•       past and expected individual contributions and performance;

•       salary and equity compensation in comparison to the other individuals comprising the management team;

•       corporate performance;

•       the executive’s prior experience;

•       experience within that specific role and breadth of knowledge; and

•       cost of living factors for the local area.

On an annual basis, the Chief Executive Officer provides the Compensation Committee with his own individual review and evaluation of each executive officer’s performance. The Compensation Committee considers the input of Mr. Lipps in analyzing other executive officers’ performance and contributions, as well as his recommendations for adjustment of each executive’s base salary. In 2006, performance-based compensation was increased, as is further discussed below, in lieu of increases in executive salaries.

Performance-Based Bonus.   The second form of cash compensation our executive officers are eligible to receive is a performance-based bonus. The performance-based bonus is intended to reward our executives for attaining prescribed company-wide and individual performance goals. In 2006, Mr. Lipps was eligible for a quarterly cash bonus equal to 60% of his quarterly salary and each other executive officer was eligible for a quarterly cash bonus of 50% of such executive’s quarterly salary. On an annual basis, the Compensation Committee fixes the percentage of salary for the eligible bonus on the basis of the executive’s comparable seniority within the management team and in relation to comparable executives’ bonuses identified in the peer group study.

There are two principal components of the performance criteria against which bonus achievement is measured, each accounting for 50% of the executive’s eligible quarterly bonus. The first component is based on Omnicell’s attainment of our financial targets of profitability and revenue growth. Commensurate with our philosophy of integrating compensation with corporate performance, Omnicell must achieve both of the prescribed threshold financial targets in order for the executive officers to receive any portion of their respective performance-based bonus for the quarter. The second principal component of the bonus criteria is individual performance goals, which vary by executive. We believe allocating 50% of each executive’s eligible bonus to attainment of individual performance goals creates a strong incentive for an executive to excel in areas that are primarily within their control, while emphasizing the importance of company success by requiring a minimum threshold financial performance for bonus eligibility. As a further incentive to drive our financial performance, each of our executive officers is eligible to receive an additional 10% of his or her actual earned quarterly bonus for each $0.01 increment above the earnings per share threshold financial target Omnicell achieves.

The threshold financial targets are recommended by Omnicell’s executive management to the Compensation Committee for discussion and final approval. The individual quarterly performance goals of the executive officers, other than Mr. Lipps, are established by the Chief Executive Officer and submitted by him to the Compensation Committee for its quarterly review, discussion and approval. Mr. Lipps’ suggested quarterly performance goals are submitted to the Compensation Committee for its independent review and approval. The final form of the individual performance goals are then communicated to the respective officers. On a quarterly basis, management provides the Compensation Committee with a score sheet detailing each individual executive’s success or failure in meeting his or her prior quarter’s performance goals. The Compensation Committee has the discretionary authority to revise the performance-based bonus amount for each executive in light of certain factors including: the achievement of publicly announced goals targets, meeting product milestones, attainment of strategic goals, cross-functional teamwork and collaboration and unforeseen changes in the economy and geopolitical climate. The Compensation Committee did not exercise this discretion with respect to any executive officer’s performance-based bonus for the year ended December 31, 2006.

With respect to the Company’s 2006 financial targets (50% of the total bonus opportunity and threshold to earning any of the bonus amounts), the Committee established guidelines to determine the quarterly goals for revenue growth and profitability, taking into consideration both the Company’s annual and quarterly operating plans, as well as the quarterly consensus profit projections reported by investment analysts following the Company. Regardless of the guidelines, financial target establishment and bonus plan funding continues to be at the discretion of the Compensation Committee. The specific quantitative factors considered by the Compensation Committee are confidential information, disclosure of which would result in competitive harm for the Company. These threshold targets were met or exceeded in each of the four quarters of 2006.

The individual executive performance goals (the remaining 50% of each individual executive’s bonus potential) involved activities to build informational infrastructure, increase organizational efficiencies and productivity, provide for and accommodate future growth and increase intimacy with our customers. The specific details of these goals are Omnicell confidential information. These milestone goals are challenging to achieve and set to focus an executive’s attention on key accomplishments within his or her respective organization that will enhance the long-term value of Omnicell. The specific details of the milestone goals are Omnicell’s confidential information, as they could reveal to our competitors our strategy and processes, which in turn would cause us financial and competitive harm. In 2006, we averaged approximately 81% achievement of the individual executive goals.

Long-Term Incentive Compensation.   The third component of our executive compensation program, equity-based compensation, is intended to provide for retention through the use of time-based vesting, which, in turn, provides a longer term incentive to executive officers to grow revenues, provide quality returns on investment, enhance stockholder value and drive long-term growth. Long-term equity-based incentive compensation is awarded to our executive officers in the form of stock option grants and restricted stock grants, both of which carry service-based vesting conditions. Historically, these awards have been made during the fourth quarter of each year. However, in 2006 the Compensation Committee decided to forego the granting of equity awards in the fourth quarter and to begin the practice in 2007 of granting such annual equity awards in the first quarter of each year. This change was made to allow the Compensation Committee to consider and measure our performance over the full prior fiscal year period. As a result, existing executives were not awarded equity-based compensation for the 2006 fiscal year. However, we hired or promoted certain of our executive officers in fiscal 2006 and, as result, such individuals received equity-based compensation in connection with such commencement of employment or promotion. In addition, one of our executives was inadvertently omitted from the fiscal 2005 performance grant process and was provided that grant in early 2006 based on his 2005 performance. Equity-based compensation has been primarily granted pursuant to the Omnicell, Inc. 1999 Equity Incentive Plan (the “1999 Plan”) in the form of stock options although we also maintain the Omnicell, Inc. 2003 Equity Incentive Plan and the Omnicell, Inc. 2004 Equity Incentive Plan. In October 2006, the 1999 Plan was amended to also allow for the grant of restricted stock units.

Equity-based compensation is intended to provide our executive officers and certain of our employees with financial incentives that align their interests with the interests of our stockholders over the long-term. As such, upon commencement of employment, executives are awarded initial grants carrying a service-based vesting condition. The number of shares underlying the initial grant is determined by the Compensation Committee and, similar to salary determinations, is based upon factors including:

•       the executive’s level of responsibility;

•       competitive equity compensation practices from peer group data;

•       expected individual contributions and performance;

•       salary and equity compensation in comparison to the other individuals comprising the management team;

•       corporate performance; and

•       the executive’s prior experience, experience within that specific role and breadth of knowledge.

Historically, initial grants of equity have been in the form of stock options that vest as to 25% of the shares one year from the vesting commencement date and 1/48th of the shares vest in equal monthly installments over the following 36 months.

In 2006, the Board of Directors, upon recommendation from the Compensation Committee, revised the form of long-term equity-based compensation to include the award of restricted stock unit grants, also carrying service-based vesting conditions. This revision was motivated in part by the desire to reduce the number of shares to be covered by equity awards, and therefore reduce the overall earnings dilution caused by equity-based compensation while still closely aligning the interests of executives with those of stockholders in both an increasing and declining stock market.

Unlike stock options, which are a right to purchase shares at a future date at a fixed price, restricted stock is the right to receive shares of Omnicell stock without payment of additional consideration for the stock. Restricted stock units are the right to receive shares of stock which will be issued at a future date. Restricted stock units have two primary benefits over stock options:

•       Since restricted stock units are a right to receive shares without the payment of additional consideration, they will have value to the recipient in markets where the stock price has declined since the date of grant, as well as in markets where the stock price has increased since the date of grant, thus providing us with an increased ability to retain talent as compared to a stock option; and

•       As described above, restricted stock units can be a more efficient long-term incentive vehicle because, at times when stock prices are not increasing rapidly, a restricted stock unit provides more value to the recipient than a stock option may provide. This allows us to grant fewer shares to provide the same value to the employee, resulting in less dilution to stockholders.

However, restricted stock units have two primary disadvantages as compared to stock options:

•       The treatment of restricted stock creates an administrative burden for Omnicell and for the employee; and

•       Because fewer restricted stock units are issued, they do not provide employees as much incentive to improve company performance that will positively affect the stock price.

Our long-term incentive policy is to utilize the grant of restricted stock units where appropriate to lower earnings dilution, while also continuing to issue stock options, especially to more senior employees, to maintain a balance with our desire to provide incentives to employees to positively affect future profitability and minimize the administrative burden associated with the tax treatment of restricted stock units. For employees whose decisions have significant influence on the profitability of the company, such as executive officers, we have initiated a program of providing long-term incentives at a ratio of 25% restricted stock units and 75% stock options, as measured by the future value of the incentive as prescribed by FASB Statement No. 123 (revised), “Share-Based Payment” (“SFAS No. 123R”). We believe this heavy stock option bias provides substantial incentive to our executive officers to improve company performance to positively affect stock value while the restricted stock unit component provides a reduction to earnings dilution and an element of long term incentives that has greater retention value in a flat or down market.

For employees in middle management positions, we provide long term incentives at a ratio of 50% stock options and 50% restricted stock units. We believe we gain substantial reduction to earnings dilution by utilizing this ratio while improving the overall retention value of the long term incentive and aligning that incentive with the employee’s ability to improve the overall performance of the Company.

For all other employees eligible for equity-based compensation, we utilize stock options only. We believe the overall potential value of restricted stock units for these employees do not warrant the administrative burden for the Company and employee.

On an annual basis, the Compensation Committee determines each executive’s long-term equity-based incentive compensation based on: the executive’s and Omnicell’s performance, the executive’s retention value, the value and type of equity-based compensation granted to similarly situated executives as identified in Omnicell’s peer group and among the executive’s peers and the executive’s level of responsibility. As noted above, the Compensation Committee also considers the recommendations of Mr. Lipps in determining equity-based compensation recommendations for our other executive officers. In general, our stock option compensation grants, other than initial grants upon commencement of employment, vest ratably on a monthly basis over a period of four years and terminate 10 years from the date of grant. Because of the additional tax and administrative burdens associated with vesting events related to restricted stock unit grants, our grants of restricted stock units to executives vest ratably on a semi-annual basis over a four-year period and also terminate 10 years from the date of grant. This service-based vesting promotes both a long-term commitment to Omnicell while also aligning the interests of the executive with that of a long-term stockholder.

Severance and Change in Control Benefits.   In 2006, our executive officers were provided certain severance and change in control benefits pursuant to our 2006 Executive Change of Control Benefit Plan. In January 2007, the Board of Directors approved a Severance Benefit Plan providing severance benefits for each of our executive officers in the event of certain terminations. The terms of the 2006 Executive Change of Control Benefit Plan and the 2007 Severance Benefit Plan are described in more detail below in the sections entitled “—Severance and Change in Control Arrangements” and “—Potential Payments Upon Termination or Change in Control.” These benefits are an important element of our compensation package for attracting and retaining talented executives.

Other Benefits.   We believe that establishing a competitive benefit package is an important factor in attracting and retaining talented employees. Thus, we provide our executive officers with employee benefits on the same basis as offered to our full time non-executive employees, including health and dental insurance, supplemental life insurance, short- and long-term disability and a 401(k) plan. We do not provide a matching contribution in the Company’s 401(k) plan for any of our employees, nor do the executive officers participate in the Omnicell Employee Stock Purchase Plan.

Perquisites.   The Compensation Committee believes that perquisites and other personal benefits should be modest and reasonable and consistent with the Company’s desire to enhance the executive’s work effectiveness and to otherwise facilitate a balance of his or her personal and work requirement trade-offs. In 2006, certain of our executive officers were eligible for perquisites that support that philosophy. Mr. Lipps is provided a $1 million life insurance policy and an allowance to bring his spouse on up to four business trips per year. Mr. Lipps and the other executive officers are also provided allowances for tax and financial planning assistance, an annual full medical checkup and reimbursement for health club membership fees. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to the executive officers.

Tax and Accounting Implications.   Our equity-based compensation policies have been impacted by SFAS No. 123(R), which we adopted in the first quarter of fiscal year 2006. Under this accounting pronouncement, we selected a “modified prospective” transition method using the Black-Scholes-Merton option-price method for determining and recording the fair value of share-based award compensation costs. We estimate the fair value of our employee stock awards at the date of grant using certain subjective assumptions, such as expected volatility, based on the historical market price of our stock, and the expected term of the awards, based on our historical experience of employee stock option exercises including forfeitures. Our valuation assumptions used in estimating the fair value of employee share-based awards may change in future periods. We recognize the fair value of awards over the vesting period or the requisite service period.

Our equity-based compensation policies are also impacted by Section 162(m) of the Internal Revenue Code, which denies us a business expense deduction to the extent that compensation paid to any of the executive officers exceeds $1 million, unless the compensation qualifies as “performance-based.” We believe that compensation paid under our compensation packages described above are generally fully deductible for federal income tax purposes. However, in certain situations, the Compensation Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for executive officers.

2006 COMPENSATION ACTIONS

The compensation received by our named executive officers in fiscal 2006 is presented in the tables following this Compensation Discussion and Analysis. The Compensation Committee also granted long-term equity incentive compensation to the named executive officers in February of 2007 in consideration of their 2006 performance, which is presented separately in the table entitled “—Long-Term Equity Compensation Actions” and the accompanying narrative. The compensation actions for 2006 reflect management’s and the Compensation Committee’s assessments of our performance relative to company-wide goals and objectives, individual performance relative to the proscribed individual goals and objectives, departmental or functional area performance and comparisons against market identified peer group benchmarks described earlier in this discussion. The following is a summary of the compensation actions taken in fiscal 2006:

•       Base salaries for named executive officers remained unchanged from their fiscal 2005 level. The base salaries were set in April 2005;

•       The percentage of salary eligible for quarterly performance-based bonuses was fixed at 50% for executive officers and at 60% for Mr. Lipps in 2006, representing an increase of 15% and 10% over fiscal 2005 percentages, respectively. The performance-based bonus for the fourth quarter of 2006 was paid in the first quarter of 2007;

•       The Compensation Committee determined that the annual long-term equity incentive compensation should be granted in the first quarter of each fiscal year;

•       The Board of Directors approved a Severance Benefit Plan in January 2007, under which all executive officers are eligible to receive 12 months of his or her then current base salary upon a termination without Cause (as defined in the Severance Benefit Plan);

•       In January 2006, the Company entered into an employment agreement with Robin G. Seim whereby Mr. Seim agreed to serve as Executive Vice President of Finance and Chief Financial Officer of the Company. The agreement provides Mr. Seim with a base salary of $220,000. Mr. Seim was also granted an option to purchase 190,000 shares of common stock, vesting as to 25% of the shares on the one-year anniversary of the vesting commencement date, with the balance of the shares vesting monthly over the following 36 months;

•       In March 2006, the Company entered into an employment agreement with Renee A. Luhr whereby Ms. Luhr agreed to serve as Vice President, Sales. The agreement provides Ms. Luhr with a base salary of $200,000. Ms. Luhr was also granted an option to purchase 100,000 shares of common stock, vesting as to 25% of the shares on the one-year anniversary of the vesting commencement date, with the balance of the shares vesting monthly over the following 36 months; and

•       In February 2006, the Compensation Committee granted Dan S. Johnston, Vice President and General Counsel, an option to purchase 20,000 shares of our common stock, vesting as to 6.25% of the shares three months after the vesting commencement date, with the balance of the shares vesting monthly over the following 45 months. This option was granted in connection with the 2005 executive performance review, but, due to administrative oversight, it was not granted in December 2005 along with the other executive grants.

Long-Term Equity Incentive Compensation Grant Policy

Prior to 2006, annual long-term equity compensation awards were typically granted in the fourth quarter of the fiscal year. In 2006, as noted under “—Elements of Executive Compensation—Long-Term Incentive Compensation,” the Compensation Committee determined that future awards of equity-based compensation would be granted in the first quarter of each fiscal year to allow the Compensation Committee to consider and measure the Company’s performance over the full prior fiscal year period. In addition, with respect to stock option grants, it is the policy of the Company and the Compensation Committee to (i) grant option awards only at regularly scheduled monthly Compensation Committee meetings, (ii) approve executive option grants only during open window periods, (iii) ensure that effective dates for all new hires grants are post hire date; and (iv) avoid approval of grants by written consent to executives or grants outside normal Company ranges. Prior to October 2006, the grant price for stock option awards was established using the closing stock price of Omnicell common stock traded on the Nasdaq Global Market on the day prior to the date of the grant. As of October 2006, the Compensation Committee established the grant price for equity awards using the closing price of Omnicell common stock traded on the Nasdaq Global Market on the date of the grant.

Long-Term Equity Compensation Actions

In February 2007, the Compensation Committee approved stock-based grants under the 1999 Stock Plan to each of the Company’s executive officers. Pursuant to these grants, executive officers received both stock option awards and restricted stock units, as set forth in the table below:

	Option Awards		Restricted Stock Units
Name	Number of Securities Underlying Option Award(1)	Option Exercise Price ($)	Number of Restricted Stock Units(2)	Fair Market Value at Issuance ($/share)
Randall A. Lipps	140,000	20.95	25,000	20.95
Robin G. Seim	40,000	20.95	10,000	20.95
J. Christopher Drew	50,000	20.95	15,000	20.95
Renee M. Luhr	50,000	20.95	15,000	20.95
Dan S. Johnston	30,000	20.95	7,500	20.95
Brian R. Rodli	30,000	20.95	7,500	20.95
John G. Choma	10,000	20.95	5,000	20.95

(1)          Stock options were granted pursuant to Omnicell’s 1999 Equity Incentive Plan. The shares subject to the option vest as to 1/48th of the shares in equal monthly installments over 48 months. Vesting is contingent upon continued service.

(2)          Restricted stock units were granted pursuant to Omnicell’s 1999 Equity Incentive Plan. The right to receive the shares underlying the unit grant vest as to 1/8th of the shares in equal semi-annual installments over four years. Vesting is contingent upon continued service.

SUMMARY COMPENSATION TABLE

The following table shows, for the fiscal year ended December 31, 2006, compensation awarded to or paid to, or earned by, our Chief Executive Officer, Chief Financial Officer, our three other most highly compensated executive officers at December 31, 2006 and two former executive officers who departed from the Company during the fiscal year (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE FOR FISCAL 2006

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Randall A. Lipps, Chairman, President and Chief Executive Officer	2006	407,000	—		762,577	293,040	38,168	(3)	1,500,786
Robin G. Seim, VP, Finance & Chief Financial Officer(4)	2006	207,590	—		245,377	87,450	—		540,416
J. Christopher Drew, SVP, Operations	2006	280,000	—		684,719	133,350	—		1,098,069
Renee A. Luhr, VP, Sales(5)	2006	188,333	5,000	(6)	249,008	87,750	57,352	(7)	587,444
Dan S. Johnston, VP & General Counsel	2006	214,000	—		325,832	108,337	—		648,169
James T. Judson, Director and former VP, Finance & interim Chief Financial Officer(8)	2006	96,145	—		462,125	40,500	—		598,779
Gary E. Wright, former VP, Marketing(9)	2006	99,384	—		—	45,600	878,779	(10)	1,023,763

(1)          The dollar amounts in this column represent the compensation cost to the Company for the year ended December 31, 2006 of stock option awards granted in and prior to 2006. These amounts have been calculated in accordance with SFAS No. 123R using the Black-Scholes-Merton model and the assumptions outlined in Note 4 of Omnicell’s financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC on March 23, 2007. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)          See footnote (1) to the 2006 Grants of Plan-Based Awards Table below.

(3)          Consists of $19,135 for personal travel expense/airfare for Mr. Lipps’ spouse paid by Omnicell; $12,620 for use of Omnicell personnel for personal purposes; $3,500 paid by Omnicell for personal tax preparation; $1,362 in life insurance premium paid by Omnicell; $1,000 for airline club memberships paid by Omnicell; and home office expense of $551 paid by Omnicell.

(4)          Mr. Seim joined Omnicell as its Vice President of Finance and Chief Financial Officer in January 2006.

(5)          Ms. Luhr joined Omnicell as its Vice President, Sales, in March 2006.

(6)          Ms. Luhr was awarded a $5,000 cash bonus in February 2006 in connection with her top achievement, or Chairman’s award.

       (7) Consists of commissions of $29,541; quarterly achievement bonus of $15,250; competitive bonus of $11,760; and home office expense in the amount of $801 paid by Omnicell.

       (8) Mr. Judson resigned as Chief Financial Officer of the Company in March 2006. Mr. Judson continues to serve as Director of the Company but did not receive any compensation in 2006 for such services.

       (9) Mr. Wright resigned as Vice President, Marketing, of the Company in March 2006.

(10) Consists of severance payment of $456,000; stock option acceleration (compensation cost for the year ended December 31, 2006 of stock options accelerated calculated in accordance with SFAS No. 123R using the Black-Scholes-Merton model) of $402,844; COBRA health insurance reimbursements by Omnicell in the amount of $10,895; outplacement consultant services for eight months valued at $8,000 paid by Omnicell; and personal tax preparation of $1,040 paid by Omnicell. For a description of Mr. Wright’s severance arrangement, please see “—Severance and Change of Control Arrangements—Departure of Former Vice President, Marketing.”

GRANTS OF PLAN-BASED AWARDS

The following table shows, for the fiscal year ended December 31, 2006, certain information regarding grants of plan-based awards to the Named Executive Officers:

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2006

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Target ($)(1)	All Other Option Awards: Number of Securities Underlying Options		Exercise or Base Price of Option Awards ($)(2)	Closing Market Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Randall A. Lipps	—	244,200	—		—	—	—
Robin G. Seim	—	82,500
	02/01/06		190,000	(4)	11.58	11.80	763,813
J. Christopher Drew	—	140,000	—		—	—	—
Renee M. Luhr	—	75,000	—		—	—	—
	02/01/06		1,000	(5)	11.58	11.80	4,106
	04/05/06		100,000	(6)	11.66	11.33	480,186
Dan S. Johnston	—	107,000	—		—	—	—
	02/01/06		20,000	(7)	11.58	11.80	82,027
James T. Judson	—	30,000	—		—	—	—
Gary E. Wright	—	38,000	—		—	—	—

(1)             This column sets forth the target amount of each Named Executive Officer’s annual cash bonus award for the year ended December 31, 2006 under Omnicell’s Executive Bonus Plan. The actual cash bonus award earned for the year ended December 31, 2006 for each Named Executive Officer is set forth in the 2006 Summary Compensation Table above. As such, the amounts set forth in this column do not represent additional compensation earned by the named executive officers for the year ended December 31, 2006. For more information regarding Omnicell’s Executive Bonus Plan and the performance-based cash bonus awards granted thereunder, please see “—Elements of Executive Compensation—Performance-Based Bonus.”

(2)             Prior to October 2006, the exercise price of option awards granted pursuant to Omnicell’s 1999 Equity Incentive Plan was based upon the closing market price of the Company’s common stock on the day immediately prior to the date of grant.  In October 2006, the Board of Directors amended the Company’s 1999, 2003 and 2004 Equity Incentive Plans so that the grant price of future option awards would be the closing market price of the Company’s common stock on the actual date of grant.

(3)             Represents the grant date fair value of such option award as determined in accordance with SFAS 123R. These amounts have been calculated in accordance with SFAS No. 123R using the Black Scholes-Merton model and the assumptions outlined in Note 4 of Omnicell’s financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC on March 23, 2007.

(4)             Stock options were granted pursuant to Omnicell’s 1999 Equity Incentive Plan. The shares subject to the option vest as to 25% of the shares one year after January 23, 2006 and 1/48th of the shares vest in equal monthly installments over the following 36 months. Vesting is contingent upon continued service.

(5)             Stock options were granted pursuant to Omnicell’s 1999 Equity Incentive Plan. The shares subject to the option vest as to 1/48th of the shares one month after February 9, 2006 and then in equal monthly installments over the following 47 months. Vesting is contingent upon continued service.

(6)             Stock options were granted pursuant to Omnicell’s 1999 Equity Incentive Plan. The shares subject to the option vest as to 25% of the shares one year after April 3, 2006 and 1/48th of the shares vest in equal monthly installments over the following 36 months. Vesting is contingent upon continued service.

(7)             Stock options were granted pursuant to Omnicell’s 1999 Equity Incentive Plan. The shares subject to the option vest as to 6.25% of the shares on March 7, 2006 and 1/48th of the shares vest in equal monthly installments over the following 45 months. Vesting is contingent upon continued service.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR—END.

The following table shows, for the fiscal year ended December 31, 2006, certain information regarding outstanding equity awards at fiscal year end for the Named Executive Officers.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006

	Option Awards
	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price	Option Expiration
Name	Exercisable		Unexercisable		($)	Date
Randall A. Lipps	9,615	(1)	0		10.40	03/18/2007
	60,937	(1)	0		10.40	02/03/2008
	59,375	(1)	0		10.40	02/16/2009
	75,000	(1)	0		10.40	09/01/2009
	43,750	(1)	0		10.40	04/03/2010
	60,000	(1)	0		5.60	09/21/2011
	133,425	(1)	0		5.15	05/02/2012
	17,655	(1)	0		2.75	11/05/2009
	33,164	(1)	0		3.03	12/20/2012
	31,456	(2)	48,544	(3)	13.16	12/04/2013
	0		100,000	(4)	10.75	12/01/2014
	112,500	(4)	37,500	(4)	10.58	12/06/2015
Robin G. Seim	0		190,000	(5)	11.58	02/01/2016
J. Christopher Drew	2,287	(1)	0		10.40	02/03/2008
	4,375	(1)	0		10.40	02/16/2009
	2,500	(1)	0		10.40	09/01/2009
	2,500	(1)	0		10.40	02/01/2010
	2,500	(1)	0		10.40	04/03/2010
	5,000	(1)	0		7.20	05/08/2011
	2,500	(1)	0		5.60	09/21/2011
	8,789	(1)	0		5.15	05/02/2012
	17,914	(1)	0		2.75	11/05/2009
	27,156	(1)	0		3.03	12/20/2012
	41,709	(6)	4,167	(6)	5.20	04/18/2013
	1,791	(5)	209	(5)	7.00	05/21/2013
	42,708	(5)	7,292	(5)	10.00	07/02/2013
	15,728	(2)	24,272	(7)	13.16	12/04/2009
	49,999	(4)	50,001	(4)	10.75	12/01/2014
	23,958	(5)	26,042	(5)	10.41	01/05/2015

	24,999	(4)	75,001	(4)	10.58	12/07/2015
Renee M. Luhr	416	(5)	4,584	(5)	13.16	12/04/2013
	52	(2)	3,035	(8)	13.16	12/04/2009
	208	(5)	3,959	(5)	12.32	08/17/2014
	417	(4)	4,792	(4)	10.08	11/03/2014
	208	(9)	1,251	(9)	6.50	06/01/2015
	625	(4)	11,251	(4)	10.58	12/07/2015
	42	(6)	792	(6)	11.58	02/01/2016
	0		100,000	(5)	11.66	04/05/2016
Dan S. Johnston	107,082	(10)	22,918	(5)	13.16	12/04/2013
	0		10,000	(11)	13.16	12/04/2010
	2,917	(4)	20,000	(12)	10.75	12/01/2014
	0		2,500	(9)	6.50	06/01/2015
	5,000	(4)	15,000	(4)	11.58	02/01/2016
James T. Judson	154,999	(9)	25,001	(9)	7.40	03/02/2015
Gary E. Wright	0		0		n/a	n/a

       (1) Stock options were granted pursuant to Omnicell’s 1992 Incentive Stock Plan, 1995 Management Stock Option Plan and 1999 Equity Incentive Plan. The shares are fully vested.

       (2) Stock options were granted pursuant to Omnicell’s 1999 Equity Incentive Plan. The shares subject to option vest 50% on the date of grant with the remaining 50% vesting in equal monthly installments over the following 48 months. Vesting is contingent upon continued service.

       (3) Stock options were granted pursuant to Omnicell’s 1999 Equity Incentive Plan. 8,544 shares subject to the option vest 50% upon the vesting commencement date with the remaining 50% vesting in equal monthly installments over the following 48 months. 40,000 shares subject to the option vest in full on the five-year anniversary of the vesting commencement date. Vesting is contingent upon continued service.

       (4) Stock options were granted pursuant to Omnicell’s 1999 Equity Incentive Plan. The shares subject to the option vest as to 6.25% of the shares three months from the vesting commencement date and 1/48th of the shares vest in equal monthly installments over the following 45 months. Vesting is contingent upon continued service.

       (5) Stock options were granted pursuant to Omnicell’s 1999 Equity Incentive Plan. The shares subject to the option vest as to 25% of the shares one year from the vesting commencement date and 1/48th of the shares vest in equal monthly installments over the following 36 months. Vesting is contingent upon continued service.

       (6) Stock options were granted pursuant to Omnicell’s 1999 Equity Incentive Plan. The shares subject to the option vest as to 1/48th of the shares in equal monthly installments over 48 months. Vesting is contingent upon continued service.

       (7) Stock options were granted pursuant to Omnicell’s 1999 Equity Incentive Plan. 4,272 shares subject to the option vest 50% upon the vesting commencement date with the remaining 50% vesting in equal monthly installments over the following 48 months. 20,000 shares subject to the option vest in full on the five-year anniversary of the vesting commencement date. Vesting is contingent upon continued service.

       (8) Stock options were granted pursuant to Omnicell’s 1999 Equity Incentive Plan. 535 shares subject to the option vest as to 50% upon the vesting commencement date with the remaining 50% vesting in equal monthly installments over the following 48 months. 2,500 shares subject to the option vest in full on the five-year anniversary of the vesting commencement date. Vesting is contingent upon continued service.

       (9) Stock options were granted pursuant to Omnicell’s 1999 Equity Incentive Plan. The shares subject to the option vest 1/24th in equal monthly installments over 24 months. Vesting is contingent upon continued service.

(10) Stock options were granted pursuant to Omnicell’s 1999 Equity Incentive Plan. 77,082 shares subject to the option vest as to 25% of the shares one year from the vesting commencement date and 1/48th of the shares vest in equal monthly over the following 36 months. 30,000 shares are fully vested. Vesting is contingent upon continued service.

(11) Stock options were granted pursuant to Omnicell’s 1999 Equity Incentive Plan. The shares subject to the option vest in full on the five-year anniversary of the vesting commencement date. Vesting is contingent upon continued service.

(12) Stock options were granted pursuant to Omnicell’s 1999 Equity Incentive Plan. 10,000 shares subject to the option vest as to 6.25% of the shares three months from the vesting commencement date and 1/48th of the shares vest in equal monthly installments over the following 45 months. 10,000 shares subject to the option vest in full on the five-year anniversary of the vesting commencement date. Vesting is contingent upon continued service.

OPTION EXERCISES AND STOCK VESTED

The following table shows, for the fiscal year ended December 31, 2006, certain information regarding option exercises and stock vested during the last fiscal year with respect to the Named Executive Officers:

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2006

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Randall A. Lipps	20,000	91,200
	20,000	90,500
	20,000	86,600
	18,125	79,931
	15,625	68,750
	20,000	327,362
	2,253	35,999
	50,000	786,000
	7,500	72,018
	4,520	42,810
	2,980	51,037
	3,500	47,460
J. Christopher Drew	15,000	160,800
	15,000	192,121

	15,000	235,020
Renee M. Luhr	166	1,190
	414	2,314
	523	2,787
	976	5,202
	1,099	7,066
	3,124	25,523
	3,541	43,377
	4,734	29,208
	4,791	41,537
	15,000	79,950
Dan S. Johnston	4,166	28,245
	2,917	36,550
	417	5,629
	698	6,456
	6,385	58,486
James T. Judson	5,000	51,650
	5,000	51,735
	5,000	56,317
	5,000	56,951
Gary E. Wright	3,365	8,209
	9,615	23,458
	10,000	73,300
	19,417	151,064
	24,687	70,106
	15,313	57,486
	1,094	649
	1,563	928
	4,941	2,935

SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS

We believe an important part of our executive compensation package and a crucial factor in attracting and retaining talented executives is the severance and change in control benefits we provide to our executives. In 2006, we adopted the Executive Change of Control Benefit Plan and in 2007, we adopted a Severance Benefit Plan. In addition, certain of our named executive officers have individual severance and change in control agreements with the Company.

2006 Executive Change of Control Benefit Plan

In 2006, our executive officers were provided certain severance and change in control benefits pursuant to our 2006 Executive Change of Control Benefit Plan (the “2006 Change in Control Plan”). The 2006 Change in Control Plan provided that, in the event of (i) a change of control of Omnicell, and (ii) termination without cause or constructive termination of an officer’s employment with Omnicell or its successor within 12 months of such change of control, such officer shall be entitled to receive (a) severance pay equivalent to 12 months salary at such officer’s base rate of pay in effect immediately prior to such termination and (b) full acceleration of any outstanding unvested stock options granted to such officer, provided, in each case, that such officer executes Omnicell’s standard waiver and release agreement.

2007 Severance Benefit Plan

In January 2007, the Compensation Committee adopted the Severance Benefit Plan (the “2007 Severance Plan”) that applies to full time regular employees of the Company, including executives who have not executed an individually negotiated employment contract or agreement with the Company relating to severance benefits that is in effect on his or her termination. The 2007 Severance Plan provides for the payment of certain benefits to an employee if (i) an employee’s employment with the Company is involuntarily terminated by the Company without Cause (as such term is defined in the 2007 Severance Plan), or (ii) an employee’s employment with the Company is terminated as a result of a reduction in force, or (iii) an employee is selected by the Plan Administrator (as such term is defined in the 2007 Severance Plan) in its sole discretion to receive the benefits set forth in the Plan. Employees that fit within one of the categories described above are considered “Eligible Employees” (as defined in more detail in the 2007 Severance Plan). Any executive who has executed an individually negotiated employment contract or agreement with the Company relating to severance benefits that is in effect on his or her termination will not receive benefits pursuant to the 2007 Severance Plan but will instead receive the benefits set forth in such agreement

Cash Severance Benefit—Our Executive Officers who are considered Eligible Employees under the plan are entitled to receive a cash severance benefit equal to 12 months of Base Salary (as such term is defined in the 2007 Severance Plan) and an additional two months of Base Salary for each five years of service to the Company.

Continued Group Health Plan Benefits—In the event the Eligible Employee timely elects continued coverage of a health, dental or vision plan sponsored by the Company under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), we will reimburse the Eligible Employee for the same portion of the Eligible Employee’s premiums for COBRA continuation coverage (including coverage for the Eligible Employee’s eligible dependents) that we paid for the Eligible Employee’s active employee coverage under our group health plans, for an equal number of months as the cash severance benefit described above.

Outplacement Assistance—Eligible Employees shall be entitled to outplacement assistance, the scope of which shall be determined by the Company in our sole discretion.

The Company may, in its sole discretion, provide benefits in addition to those benefits set forth in the 2007 Severance Plan. In addition, the Company, in its sole discretion, shall have the authority to reduce an Eligible Employee’s severance benefits, in whole or in part.

Executive Severance Arrangements

Robin G. Seim.   Pursuant to his employment agreement with the Company dated November 28, 2005 (the “Seim Agreement”), upon an Acquisition of the Company (as defined in the Seim Agreement) and either: (i) a termination without Cause (as defined in the Seim Agreement), (ii) the material reduction in responsibilities without Cause or (iii) the change in principle location of his responsibilities outside of Santa Clara, San Francisco or San Mateo counties, Mr. Seim will receive 12 months salary at his base rate of pay in effect immediately prior to the occurrence described above. In addition, the unvested portion of each stock option granted to Mr. Seim under the Company’s equity incentive plans shall accelerate and immediately become fully-vested and exercisable. The foregoing terms are equivalent to the terms offered to each executive officer pursuant to the 2006 Change in Control Plan described above. In the event Mr. Seim’s employment is terminated by Omnicell without Cause, Mr. Seim will be entitled to receive a one-time payment equal to six months’ salary calculated at his base rate of pay in effect immediately prior to termination.

Renee A. Luhr.   Pursuant to her employment agreement with the Company dated March 7, 2006 (the “Luhr Agreement”), upon an Acquisition of the Company (as defined in the Luhr Agreement) and either (i) a termination without Cause (as defined in the Luhr Agreement), (ii) the material reduction in responsibilities without Cause or (iii) the change in principle location of his responsibilities outside of Santa Clara, San Francisco or San Mateo counties, Ms. Luhr will receive 12 months salary at her base rate of pay in effect immediately prior to the occurrence described above. In addition, the unvested portion of each stock option granted to Ms. Luhr under the Company’s equity incentive plans shall accelerate and immediately become fully-vested and exercisable. The foregoing terms are equivalent to the terms offered to each executive officer pursuant to the 2006 Change in Control Plan described above. In the event Ms. Luhr’s employment is terminated by Omnicell without Cause, Ms. Luhr will be entitled to receive a one-time payment equal to six months salary calculated at her base rate of pay in effect immediately prior to termination.

Dan S. Johnston.   Pursuant to his employment agreement with the Company dated October 13, 2003 (the “Johnston Agreement”), upon an Acquisition of the Company (as defined in the Johnston Agreement) and either (i) a termination without Cause (as defined in the Johnston Agreement), (ii) the material reduction in responsibilities without Cause or (iii) the change in principle location of his responsibilities outside of Santa Clara, San Francisco or San Mateo counties, Mr. Johnston will receive 12 months salary at his base rate of pay in effect immediately prior to the occurrence described above. The foregoing terms set forth in the change of control portion of his employment agreement have been superseded by the terms offered to each executive officer pursuant to the 2006 Change in Control Plan described above. In the event Mr. Johnston’s employment is terminated by Omnicell without Cause, Mr. Johnston will be entitled to receive a one-time payment equal to 12 months salary calculated at his base rate of pay in effect immediately prior to termination.

Departure of Former Vice President, Marketing

In April 2003, Omnicell entered into an employment agreement with Mr. Wright that provided for, among other things, a one-time payment equal to 12 months salary calculated at his based rate of pay in effect immediately prior to termination if Mr. Wright’s employment was terminated by Omnicell without Cause (the “Wright Agreement”). In January 2006, the Company announced that Mr. Wright would step down from his position as Vice President, Marketing. In connection with his resignation, in March 2006 the Company entered into a severance agreement with Mr. Wright (the “Severance Agreement”), superseding the terms of the Wright Agreement, which provided for (i) a cash severance payment of $456,000, (ii) acceleration of 136,161 shares subject to outstanding stock options granted to Mr. Wright at exercise prices ranging from $3.03 to $13.16 per share, (iii) payment by the Company of Mr. Wright’s health insurance premiums to continue Mr. Wright’s group health care coverage pursuant to federal COBRA law, until the earlier of (x) 18 months following the Effective Date of the Severance Agreement or (y) the date upon which Mr. Wright becomes eligible for health insurance coverage from another employer, and (iv) payment for outplacement services for a period of up to 12 months following the Effective Date of the Severance Agreement. As of December 31, 2006, the Company had fulfilled its obligations under the

Severance Agreement with respect to the cash severance payment, and will continue to pay the health insurance premiums and cost of outplacement services as required pursuant to the Severance Agreement.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

See “—Severance and Change in Control Arrangements” above for a description of the compensation and benefits payable to the Named Executive Officers in certain termination situations. The amount of compensation and benefits payable to each Named Executive Officer still in the employ of the Company on December 31, 2006 in various termination situations has been estimated in the table below, which describes the potential payments and benefits upon employment termination for each executive as if his or her employment had terminated as of December 29, 2006, the last business day of Omnicell’s fiscal year (this table assumes the 2007 Severance Plan, which was implemented January 3, 2007, was in place and effective on December 29, 2006). The actual amount of compensation and benefits payable in any termination event can only be determined at the time of the termination of the Named Executive Officer’s employment with us.

	No Change in Control Involuntary Termination without Cause or qualified as “Eligible Employee” ($)					Change in Control Involuntary Termination without Cause or constructive termination ($)
	Base Salary ($)		Stock Option Vesting Acceleration ($)	COBRA Premiums ($)	Total ($)	Base Salary ($)(1)	Stock Option Vesting Acceleration ($)(2)	COBRA Premiums ($)	Total ($)
Randall A. Lipps	542,667	(3)	—	2,017	544,683	407,000	1,355,411	—	1,762,411
Robin G. Seim	110,000	(4)	—	—	110,000	220,000	1,339,500	—	1,559,500
J. Christopher Drew	373,333	(3)	—	2,017	375,350	280,000	1,465,922	—	1,745,922
Renee A. Luhr	100,000	(4)	—	—	100,000	200,000	915,958	—	1,115,958
Dan S. Johnston	214,000	(5)	—	—	214,000	214,000	473,736	—	687,736

(1)             Pursuant to the terms of the 2006 Change of Control Benefit Plan, Omnicell’s executive officers receive severance pay equivalent to 12 months salary at such officer’s base rate of pay in effect immediately prior to such termination.

(2)             Pursuant to the terms of the 2006 Change of Control Benefit Plan, Omnicell’s executive officers receive full acceleration of any outstanding unvested stock options granted to such executive officer.  The dollar amounts in this column represent the difference in the closing price of Omnicell common stock on December 29, 2006 ($18.63) with respect to the outstanding unvested option shares minus the exercise price of the outstanding unvested option shares.

(3)             Pursuant to the terms of the 2007 Severance Plan, in addition to the 12 months salary as severance, Mr. Lipps and Mr. Drew would each receive an additional four months of salary due to their tenure with the Company.

(4)             Pursuant to the terms of the 2007 Severance Plan, Mr. Seim’s and Ms. Luhr’s individually negotiated severance terms in their employment agreements supersede participation in the 2007 Severance Plan. Pursuant to their respective employment agreements, each would receive a one-time payment equal to six months salary with no COBRA premium reimbursement.

(5)             Pursuant to the terms of the 2007 Severance Plan, Mr. Johnston’s individually negotiated severance terms in his employment agreement supersede participation in the 2007 Severance Plan. Pursuant to his employment agreement, Mr. Johnston would receive a one-time payment equal to 12 months salary with no COBRA premium reimbursement.

COMPENSATION OF DIRECTORS

We believe it is essential for the long-term success of the Company to attract highly talented candidates for our Board of Directors. Commensurate with this philosophy, the Board compensates its non-employee directors primarily with long-term equity-based compensation and also provides each with a cash fee on a quarterly basis. In October 2006, our Board of Directors approved revisions to our compensation arrangement for non-employee directors. The following is a summary of this revised compensation arrangement (the “Non-Employee Director Compensation Plan”):

•       Each non-employee member of the Board shall receive cash compensation in the amount of $5,000 per quarter at the time of each quarterly Board meeting.

•       Each non-employee director is eligible for reimbursement for expenses incurred in attending Board and Committee meetings.

•       Upon initial election or appointment to the Board, each non-employee director shall be automatically granted on the date of his or her election or appointment an initial option (the “Initial Option Grant”) to purchase 25,000 shares of the Company’s common stock (the “Common Stock”) at an exercise price equal to the fair market value on the date of grant. The Initial Option Grant becomes exercisable as to 1/36th of the option shares each month following the date of grant.

•       Beginning on the date of the Company’s next annual meeting following the full vesting of a non-employee director’s Initial Option Grant, such director shall be granted an annual option to purchase 6,250 shares of Common Stock (the “Annual Option Grant”) at an exercise price equal to the fair market value on the date of grant. The Annual Option Grant shall vest and become exercisable as to 1/12th of the option shares each month following the date of grant.

•       Each non-employee director shall be granted at the time of the Company’s annual meeting an annual restricted stock grant valued at $40,000 as of the date of grant (the “Annual Restricted Stock Grant”). The Annual Restricted Stock Grant will vest in full at the time of the next year’s annual meeting, so long as the recipient remains a director until such date.

•       Each member of the Audit Committee shall be granted each year at the time of the Company’s annual meeting an option grant to purchase 5,000 shares of Common Stock at an exercise price equal to the fair market value on the date of grant. Such grant shall vest and become exercisable as to 1/12th of the option shares each month following the date of grant, so long as the director continues to serve in such capacity.

•       The Chairperson of each of the Audit, Compensation and Governance Committees shall be granted each year at the time of the Company’s annual meeting an option to purchase 5,000 shares of Common Stock at an exercise price equal to the fair market value on the date of grant. Such grant shall vest and become exercisable as to 1/12th of the option shares each month following the date of grant, so long as the director continues to serve in such capacity.

•       The Independent Lead Director shall be granted each year at the time of the Company’s annual meeting an option to purchase 13,333 shares of Common Stock at an exercise price equal to the fair market value on the date of grant. Such grant shall become exercisable as to 1/12th of the option shares each month following the date of grant, so long as the director continues to serve in such capacity.

In October 2006, pursuant to the Non-Employee Director Compensation Plan, the Board approved an initial Annual Restricted Stock Grant valued at $40,000 to each of the following non-employee directors: Mary E. Foley; Randy L. Lindholm; Brock D. Nelson; Kevin L. Roberg; Donald C. Wegmiller; Sara J. White; Joseph E. Whitters and William H. Younger, Jr. Mr. Judson was not eligible to receive the initial Annual Restricted Stock Grant because he served as an employee of Omnicell in fiscal 2006. The shares subject to these awards will vest in full on the date of the Company’s 2007 Annual Meeting of Stockholders, so long as the recipient remains a director until such date. In January 2007, Mr. Nelson resigned as director; however, the Board of Directors unanimously approved the acceleration in full of the vesting of Mr. Nelson’s Annual Restricted Stock Grant and agreed to pay him the director’s quarterly compensation through the 2007 Annual Meeting of Stockholders.

The table below summarizes, for the fiscal year ended December 31, 2006, certain information with respect to the compensation of all non-employee directors of the Company, including Mr. Petersmeyer who was appointed to the Board in January 2007. Neither Mr. Lipps, our current Chairman and Chief Executive Officer, nor Mr. Judson, our former Interim Chief Financial Officer, received compensation for serving on the Board.

DIRECTOR COMPENSATION FOR FISCAL 2006

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)(4)(5)	Total ($)
Mary E. Foley	20,000	15,027	73,903	108,930
Randy D. Lindholm	20,000	15,027	59,715	94,742
Brock D. Nelson(6)	20,000	15,027	56,504	91,531
Gary S. Petersmeyer(7)	—	—	—	—
Kevin L. Roberg	20,000	15,027	45,977	71,004
John D. Stobo(8)	5,000	—	7,284	12,284
Donald C. Wegmiller	20,000	15,027	195,379	230,406
Sara J. White	20,000	15,027	45,977	81,004
Joseph E. Whitters	20,000	15,027	65,837	100,864
William H. Younger, Jr.	20,000	15,027	40,950	75,977

(1)          The dollar amounts in this column represent the compensation cost for the year ended December 31, 2006 of stock awards granted in 2006.The grant date fair value, as calculated in accordance with SFAS No. 123R, of the stock awards granted during the year ended December 31, 2006 for each of the directors listed in the table above was $40,000. See Note 4 of Omnicell’s financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC on March 23, 2007, for a discussion of assumptions made by Omnicell in determining the grant date fair value of Omnicell’s equity awards.

(2)          The aggregate number of shares subject to outstanding stock awards held by each of the directors listed in the table above as of December 31, 2006, except for Mr. Stobo and Mr. Petersmeyer, neither of whom received restricted stock awards in 2006, is 2,122.

(3)          The dollar amounts in this column represent the compensation cost for the year ended December 31, 2006 of stock option awards granted in and prior to 2006. These amounts have been calculated in accordance SFAS No. 123R using the Black-Scholes model and the assumptions outlined in Note 4 of Omnicell’s financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC on March 23, 2007. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(4)          The aggregate number of shares subject to outstanding stock options held by each of the directors listed in the table above as of December 31, 2006 was as follows: Ms. Foley 31,500, Mr. Lindholm 44,000, Mr. Nelson 50,000, Mr. Roberg 4,688, Mr. Wegmiller 83,750, Ms. White 32,000, Mr. Whitters 40,000 and Mr. Younger 74,375.

(5)          The grant date fair value, as calculated in accordance with SFAS No. 123R and using a Black-Scholes model, of the stock option awards granted during the year ended December 31, 2006 for each of the directors listed in the table above was $42,139. See Note 4 of Omnicell’s financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC on March 23, 2007, for a discussion of assumptions made by Omnicell in determining the grant date fair value of Omnicell’s equity awards.

(6)          Mr. Nelson resigned as a director of Omnicell on January 3, 2007.

(7)          Mr. Petersmeyer was appointed as a director of Omnicell on January 3, 2007.

(8)          Mr. Stobo resigned as a director of Omnicell on January 18, 2006.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of December 31, 2006 regarding our 1992 Incentive Stock Plan, 1995 Management Stock Option Plan, 1999 Equity Incentive Plan (the “1999 Plan”) and 1997 Employee Stock Purchase Plan, each of which has been approved by our stockholders, as well as our 2003 Equity Incentive Plan and 2004 Equity Incentive Plan, neither of which has been approved by our stockholders:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders
1992 Incentive Stock Plan	58,963	$10.40	4,908
1995 Management Stock Option Plan	143,989	$10.127	12,500
1997 Employee Stock Purchase Plan	0	0	647,682
1999 Equity Incentive Plan	4,703,054	$9.779	854,311 (1)
Equity compensation plans not approved by security holders
2003 Equity Incentive Plan	331,002	$10.618	162,163
2004 Equity Incentive Plan	0	$0	200,000
Total	5,237,008	$9.848	1,233,882

(1)          At December 31, 2006, there were 854,311 shares available for future issuance under the 1999 Plan. On January 1st of each year, the number of shares reserved for issuance under the 1999 Equity Incentive Plan increases automatically by the lesser of (i) 5.5% of the total number of shares of the Company’s common stock then outstanding, or (ii) 3,000,000 shares. After applying the formula, the number of shares available for future issuance under the 1999 Equity Incentive Plan on January 1, 2007 was 2,415,941.

2003 EQUITY INCENTIVE PLAN

In April 2003, Omnicell’s Board of Directors adopted the 2003 Equity Incentive Plan (the “2003 Plan”). A total of 500,000 shares of common stock has been reserved for issuance under the 2003 Plan and Omnicell currently has options outstanding to purchase 331,002 shares under the 2003 Plan. The 2003 Plan provides for the issuance of non-qualified options, stock bonuses and rights to acquire restricted stock to its employees, directors and consultants. Options granted under the 2003 Plan must have an exercise price of not less than 70% of the fair market value of the stock on the date of grant and generally become exercisable over periods of up to four years, generally with one-fourth of the shares vesting one year from the vesting commencement date with respect to initial grants, and the remaining shares vesting in 36 equal monthly installments thereafter, however our Board of Directors may impose vesting at its discretion to any award. Options under the 2003 Plan generally expire ten years from the date of grant.

Omnicell’s Board of Directors shall administer the 2003 Plan unless and until the Board delegates administration to a committee. Omnicell’s Board may suspend or terminate the 2003 Plan at any time. The Board may also amend the 2003 Plan at any time or from time to time. However, no amendment will be effective unless approved by the Company’s stockholders after its adoption by the Board to the extent stockholder approval is necessary to satisfy the requirements of any Nasdaq listing requirements.

If Omnicell sells, leases or disposes of all or substantially all of its assets, or is acquired pursuant to a merger or consolidation, then the surviving entity may assume or substitute all outstanding awards under the 2003 Plan. If the surviving entity does not assume or substitute these awards, then generally the vesting and exercisability of the stock awards will accelerate.

2004 EQUITY INCENTIVE PLAN

In February 2004, Omnicell’s Board of Directors adopted the 2004 Equity Incentive Plan (the “2004 Plan”). A total of 200,000 shares of common stock has been reserved for issuance under the 2004 Plan and the Company currently has no outstanding granted options to purchase any shares under the 2004 Plan. The 2004 Plan provides for the issuance of non-qualified options to new employees as an inducement material to the individual’s entering into employment with Omnicell. Options granted under the 2004 Plan have an exercise price not less than the fair market value of the stock on the date of grant and generally become exercisable over periods of up to four years, generally with one-fourth of the shares vesting one year from the vesting commencement date with respect to initial grants, and the remaining shares vesting in 36 equal monthly installments thereafter, however the Company’s Board of Directors may impose vesting at its discretion to any award. Options under the 2004 Plan generally expire ten years from the date of grant.

Omnicell’s Board of Directors administers the 2004 Plan unless and until the board delegates administration to a committee. Omnicell’s Board may suspend or terminate the 2004 Plan at any time. The Board may also amend the 2004 Plan at any time or from time to time. However, no amendment will be effective unless approved by the Company’s stockholders after its adoption by the Board to the extent stockholder approval is necessary to satisfy the requirements of any Nasdaq listing requirements.

If Omnicell sells, leases or disposes of all or substantially all of its assets, or is acquired pursuant to a merger or consolidation, then the surviving entity may assume or substitute all outstanding awards under the 2004 Plan. If the surviving entity does not assume or substitute these awards, then generally the vesting and exercisability of the stock awards will accelerate.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATED PARTY TRANSACTION PRACTICES

Our executive officers and directors are only permitted to enter into a material transaction or agreement with us with the prior consent of our corporate governance committee of our board of directors. In approving or rejecting the proposed transaction or agreement, our corporate governance committee considers the relevant facts and circumstances available, including, but not limited to the risks, the costs and the benefits to us, the terms of the transaction or agreement, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Our corporate governance committee approves only those transactions or agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as the committee determines in the good faith exercise of its discretion.

The Company has entered into indemnity agreements with its executive officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Bylaws.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Omnicell Stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please (1) notify your broker (2) direct your written request to Investor Relations, Omnicell, Inc., 1201 Charleston Road, Mountain View, California 94043 or (3) contact Omnicell’s Investor Relations department at (650) 251-6437. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting of Stockholders. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors
/s/ Dan S. Johnston
Dan S. Johnston
Corporate Secretary
March 30, 2007

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2006 is available without charge upon written request to: Corporate Secretary, Omnicell, Inc., 1201 Charleston Road, Mountain View, California 94043.

000004	000000000.000000 ext	000000000.000000 ext
MR A SAMPLE	000000000.000000 ext	000000000.000000 ext
DESIGNATION (IF ANY)	000000000.000000 ext	000000000.000000 ext
ADD 1
ADD 2	Electronic Voting Instructions
ADD 3 ADD 4 ADD 5 ADD 6

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 12:00 a.m., Pacific Time, on April 24, 2007.

Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Vote by telephone

•   Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•   Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1A. Nomfinees for Class III Directors to hold office until the 2010 Annual Meeting of Stockholders:
		For	Withhold			For	Withhold		For	Withhold

	01 - Donald C. Wegmiller			02 - James T. Judson				03 - Gary S. Petersmeyer

1B. Nominees for redesignation from Class I Director to Class II to hold office for the remaining Class II term until the 2009 Annual Meeting of Stockholders:

		For	Withhold

04 - Mary E. Foley
				For	Against	Abstain

2.	Proposal to ratify appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007.						3.	In accordance with their discretion upon such other matters as may properly come before the meeting and any adjournments thereof.

Non-Voting Items

Change of Address — Please print new address below.

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears on share certificate. When shares are registered jointly, all owners must sign. Corporate owners should sign full corporate name by an authorized person. Executors, administrators, trustees or guardians should indicate their status when signing.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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		C 1234567890 J N T 1 U P X 0 1 3 0 2 7 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

<STOCK#>	00PANB

IF YOU HAVE NOT VOTED VIA THE INTERNET ORTELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Omnicell, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Randall A. Lipps and Dan S. Johnston, jointly or individually, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as directed below, all common shares of beneficial interest, par value $0.001 per share, of Omnicell, Inc. (“the Company”), that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on Tuesday, April 24, 2007, or any adjournments thereof, as follows on the reverse side.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS SET FORTH HEREIN.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE